Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective the 22nd day of July, 2013 (the “Effective Date”), by and between Covey Park Energy LLC, a Delaware limited liability company (“Employer”), and David Terry, a resident of the State of Texas (“Employee”). The Employee and Employer are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Employer and Employee desire to enter into this Agreement describing the terms on which Employee will serve as an employee of Employer;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Employment.

1.1

Acceptance. Employer hereby agrees to employ Employee and Employee accepts such employment, initially as a Vice President of Employer, subject to the supervision and direction of the Board of Managers of Employer (the “Board”) and the reasonable and customary policies adopted from time to time by Employer.

1.2

Term. The term of Employee’s employment under this Agreement shall commence on the Effective Date and continue for a period of five (5) years, ending on July 22, 2018 (the “Initial Term”), subject to earlier termination as provided herein. This Agreement will be automatically renewed for successive one (1) year terms following the Initial Term (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless either Party (a) gives the other Party no less than ninety (90) days’ written notice prior to the expiration of the Term of such Party’s intent not to renew, or (b) the Term is earlier terminated as provided in this Agreement.

1.3

Co-Employment. Employer and Employee acknowledge that Employer has or may enter into a contract with a third party to provide human resource services to Employer and that in connection with such contract Employee may become a “co-employee” of Employer and such third party, and that, among other things, Employee may receive his compensation indirectly from Employer from amounts paid by Employer to such third party for the purpose of compensating Employee. Employer and Employee agree that notwithstanding such arrangement, it is the intent of Employer and Employee that the duties and obligations of each Party described in this Agreement shall continue to be owed to the other Party as if Employee was not in a co- employment relationship with a third party.

2.Duties. Subject to any limitations described on Schedule C attached hereto, during the Term, Employee shall devote Employee’s best efforts and substantially all of Employee’s business time, attention and skill to the performance of Employee’s duties as an employee of Employer. For the avoidance of doubt, in the event Employee does not have sufficient time to perform both his duties hereunder and his activities described on Schedule C attached hereto, the performance by Employee of his duties hereunder shall at all times take priority. Subject to Section 5.4 and the definition of Good Reason set forth in Section 5.1(b), Employee understands that Employee’s position and duties may be modified from time to time by Employer. Employee acknowledges and agrees that when acting in his capacity as an employee and/or officer of Employer, Employee is subject to standards of conduct, including duties of loyalty and care, under applicable common law, and contractual duties specifically set forth herein are not in lieu of such laws. The foregoing notwithstanding, and subject to the restrictions set forth in this Section 2 and Section 7, the Parties recognize and agree that Employee may engage in the activities listed in Schedule C and in passive personal investments and charitable or public service activities to the extent that such activities do not conflict with the business and affairs of the Employer or interfere with Employee’s performance of his duties and obligations hereunder, including Employee’s commitment to devote substantially all of his business time, attention and skill to the performance of his duties hereunder.

3.	Compensation.

3.1

Base Salary. In consideration of the performance of Employee’s duties  hereunder, Employer will pay to Employee during the Term, and Employee agrees to accept from Employer, an annual salary as set forth in Schedule A attached hereto (the “Base Salary”), subject to the terms and conditions of this Agreement. Employee’s Base Salary shall  be reviewed annually for increase, but not for decrease.

3.2

Bonus. As additional compensation for the performance of Employee’s duties under this Agreement, during the Term, Employee may be eligible for an annual bonus (“Bonus”) as set forth in Schedule A attached hereto. Bonuses are within the sole discretion of the Employer. If Employee is eligible to receive a Bonus for a calendar year, such amount will  be paid by March 15 of the immediately following calendar year.

3.3

Benefits. During the Term, Employee shall be entitled to participate in such  group benefit (including medical, dental and vision), perquisite and vacation programs or agreements as Employer may in its discretion make available to its employees generally from time to time (“Employee Benefits”). Such Employee Benefits can be adjusted, reduced or eliminated as determined by Employer from time to time; provided that, health and medical, dental, vision, disability and life insurance coverages initially shall be as described in Schedule D attached hereto, and any amendment to such benefits shall provide comparable benefits at comparable cost to Employee.

3.4

Expenses. During the Term, Employer shall reimburse Employee for all reasonable travel and other business expenses incurred by him in the performance of his duties to Employer in accordance with Employer’s expense reimbursement policy.

3.5

Vacation and Holidays. During the Term, Employee shall be entitled to four (4) weeks of paid vacation each fiscal year and company holidays for calendar year 2013 as set forth in Schedule E hereto with substantially similar company holidays for each calendar year thereafter.

4.Key Person Insurance. Employer and Employee acknowledge that Employee is a “key person” and as such Employer may take out life insurance on such Employee for the benefit of Employer. Employee agrees to cooperate with Employer and submit to the necessary medical examinations and tests reasonably required to obtain such insurance, but insurability is not a condition of employment or continuation of employment.

5.	Termination of Employment.

5.1	Definitions. For the purposes of this Agreement:

(a)“Cause” means:

(i)

the commission by Employee of an act of fraud or embezzlement against Employer, its Affiliates, or any customer or client thereof, or dishonesty intended to, directly or indirectly, advantage the Employee;

(ii)

a breach of Section 6 by Employee or the unauthorized disclosure of Confidential Business Information which disclosure Employee knew or reasonably should have known would result in material damage to Employer;

(iii)	a conviction of Employee (or a plea of nolo contendere in lieu thereof) for:
•	a felony or
•	a crime involving fraud, dishonesty or moral turpitude;
(iv)

intentional misconduct as an employee of Employer that is monetarily or otherwise injurious to Employer, including, but not limited to, intentional violation by Employee of written policies of Employer or specific written directions of the Board, which written policies or directions are neither illegal (or do not involve illegal  conduct) nor do  they require Employee to  violate reasonable business  ethical standards;

(v)

Employee’s failure to substantially perform Employee’s duties, or Employee’s intentionally, or with gross negligence, taking action (or electing not to take action) or engaging in conduct materially adverse to  the interests  of Employer,  its  assets, business  or  business opportunities;

(vi)

any breach or violation of Section 7 by Employee; (vii) any material breach or default by Employee of the terms and provisions of the Limited Liability Company Agreement of Employer dated as of June 18, 2013, as amended, (“Employer LLC Agreement”) or the Contribution and Investment Agreement dated as of June 18, 2013 by and among Employer, Covey Park Management LLC (“Management LLC”) and the other investors named therein (the “Investment Agreement”); or

(vii)

a material breach by Employee of one or more terms of this Agreement, other than those in Sections 6 and/or 7; provided, however, that prior to a termination for Cause under Section 5.1(a)(v) or Section 5.1(a)

(viii)

Employer shall provide written notice to the Employee of any such breach upon which it intends to rely as the basis for a Cause termination within thirty (30) days of the occurrence of such event or action and Employer will offer Employee no less than thirty (30) days to cure such breach if Employer, in the exercise of its good faith judgment, deems such breach to be curable; provided, further, that Employer shall only be required to give Employee such notice and opportunity to cure one time.

(b)“Good Reason,” shall mean

(i)	a material reduction in Employee’s duties, authority or responsibilities;
(ii)	a requirement that the Employee’s principal place of business be at a place more than 20 miles from the location of his office in Dallas, Texas;
(iii)	a material breach by Employer of any of its express obligations under this

Agreement;
(iv)	a material change of the business purpose of Employer as defined in the Employer LLC Agreement as of the Effective Date; or
(v)

a material breach, by the Employer or any Affiliate of the Employer, of any provision of the Employer LLC Agreement, the Limited Liability Company Agreement dated as of June 18, 2013, as amended, of Management LLC (the “Management LLC Agreement”), or the Investment Agreement (collectively, the “Transaction Documents”) if such breach is prejudicial to the rights of the Employee thereunder. Employee shall provide written notice to the Employer of the event or action upon which he intends to rely as the basis for a Good Reason resignation within thirty (30) days of the occurrence of such event or action.Employer shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such breach and, if so remedied, any termination of Employee’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation. If the Employer does not remedy the condition that has been the subject of a notice as described in this paragraph within thirty (30) days of the Employer’s receipt of such notice, Employee must terminate his employment within one hundred twenty (120) days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement. The expiration of this Agreement or the giving of notice of non-renewal by either the Employer or Employee shall not constitute Good Reason.

(c)“Termination Notice” means a written notice which:

(i)	indicates the specific termination provision in this Agreement relied upon;
(ii)	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and
(iii)

specifies the effective date of termination of employment which, if submitted by Employee, shall be at least ninety (90) days following the date of such notice; provided, however, that in the event Employee delivers a Termination Notice to Employer, Employer may, in its sole discretion, change the effective date of termination of employment to any date that occurs following the date of Employer’s receipt of such Termination Notice (even if such date is prior to the date specified in such Termination Notice). A Termination Notice submitted by Employer may provide for an effective date of termination of employment on the date Employee receives the Termination Notice, or any date thereafter elected by Employer in its sole discretion, provided, however, that in the event of a termination by Employer for Cause, Employer shall be required to comply with the notice and cure provisions of Sections 5.1(a)

(iv)	and 5.1(a)
(v)

to the extent curable. The failure by Employer to set forth in the Termination Notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of Employer hereunder or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights hereunder.

(d)	“Termination Date” means the earliest of the following dates to occur:

(i)	If the Employee's employment hereunder terminates on account of the Employee's death, the date of the Employee's death;

(ii)	If the Employee's employment hereunder is terminated on account of the Employee's Disability, the date that it is determined that the Employee has a Disability;

(iii)	The effective date of termination of employment as specified in a Termination Notice; or

(iv)	If the Employee's employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1.2, the date upon which the Term expires.

(e)“Voluntary Termination” shall mean the termination by Employee of Employee’s employment with Employer other than:

(i)	due to death or Disability;
(ii)	for GoodReason;
(iii)	simultaneously with termination for Cause; or
(iv)	simultaneously with or following an event which, whether or not known to Employer at the time of such Voluntary Termination by Employee, would constitute Cause.

(f)	“Disability” occurs when, despite any reasonable accommodation,

(i)Employee has been determined under Employer’s (or an Affiliate’s) long-term disability plan to be eligible for long-term disability benefits, or (ii) in the absence of Employee’s participation in, application for benefits under, or existence of such a plan, Employer determines that Employee has been unable to perform the essential functions of his position because of an illness or injury for a period of sixty (60) consecutive Business Days or for more than ninety (90) Business Days in any twelve (12) month period.

(g)“Business Days” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by law to close.

5.2

Termination by Voluntary Termination or Notice by Employee of Non-Renewal. Employee may terminate his employment as a Voluntary Termination by delivering a Termination Notice to Employer or as a non-renewal by delivering to Employer a timely written notice of non-renewal pursuant to Section 1.2 (“Employee Non-Renewal”). In the event of a Voluntary Termination or an Employee Non-Renewal, Employer shall have no further obligation or liability to Employee relating to this Agreement, Employee’s employment hereunder, or the termination thereof, other than (a) payment of the Base Salary through the Termination Date,

(b) any Bonus declared by Employer in the year prior to the year in which the Termination Date occurs, but not yet paid to Employee (payable in accordance with Employer’s annual bonus policy), (c) any vacation time accrued but unused through Termination Date, (d) reimbursable business expenses incurred on behalf of Employer by Employee prior to the Termination Date, and (e) payments or benefits set forth in any written compensatory plan, program, agreement or arrangement of Employer entered into after the Effective Date through the Termination Date (the amounts described in clauses (a) through (e) hereof being referred to as the “Accrued Obligations”). The Accrued Obligations (except for clauses (b) and (e)) shall be paid in a lump sum at the time required by law, but no later than thirty (30) days after the Termination Date.

5.3

Termination for Cause. Employer may terminate Employee’s employment hereunder at any time for Cause as provided in Section 5.1(a) above by delivering a Termination Notice to Employee. If Employee’s employment is terminated for Cause, then, except as otherwise specifically provided hereunder, Employer shall have no further obligation or liability to Employee relating to this Agreement, Employee’s employment hereunder, or the termination thereof, other than (a) payment of the Base Salary through the Termination Date, (b) any vacation time accrued but unused through the Termination Date, and (c) reimbursable business expenses incurred on behalf of Employer by Employee prior to the Termination Date, all of which will be paid in a lump sum at the time required by law, but no later than thirty (30) days after the Termination Date.

5.4	Termination by Employer without Cause, by Employee for Good Reason or Notice by Employer of Non-Renewal.

(a)General. Employer may terminate Employee’s employment hereunder at any time without Cause by delivering a Termination Notice to Employee or by delivering a timely written notice of non-renewal pursuant to Section 1.2 (“Employer Non-Renewal”), and Employee may terminate Employee’s employment hereunder at any time for Good Reason upon delivery of a Termination Notice to Employer. In the event of a termination by Employer  without Cause, an Employer Non-Renewal, or a termination by Employee for Good Reason, Employee shall be entitled to the Accrued Obligations, all of which (except for the Bonus) will be paid in a lump sum at the time required by law, but no later than thirty (30) days after the Termination Date.

(b)Payments Following Termination without Cause or Termination for Good Reason. Additionally, in the event of a termination by Employer without Cause or a termination by Employee for Good Reason, Employee shall be entitled to receive Employee’s Base Salary, as well as reimbursement for the cost of continuation coverage for Employee and Employee’s dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for no less than six (6) months following the Termination Date (the additional Base Salary payments together with the reimbursement for the cost of continuation coverage under COBRA collectively referred to as the “Post-Termination Payments”). Employer shall have the option to extend the Post-Termination Payments for up to an additional six (6) months following the period during which the mandatory Post-Termination Payments are being made, provided, however, that if Employer elects to extend the Post-Termination Payments beyond the  mandatory six (6) month period, Employer will give Employee written notice of such election within ten (10) days following the Termination Date. All such Post-Termination Payments shall be payable in equal installments in accordance with Employer’s normal payroll schedule. Solely for purposes of determining the timing of any payment hereunder, the Employee’s termination of employment shall not be deemed to occur until the Employee has undergone a “separation from service” with Employer as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”).

(c)Payments Following Employer Non-Renewal. In the event of  an Employer Non-Renewal, Employer shall have no obligation to make any Post-Termination Payments, but shall have the option, in its sole discretion, to pay Employee the Post-Termination Payments for up to twelve (12) months following the Termination Date and provided that the termination constitutes a Separation of Service; provided, however, that if Employer elects to make the optional Post-Termination Payments to Employee upon an Employer Non-Renewal, Employer will give Employee written notice within ten (10) days following the Termination Date.

(d)Conditions to Post-Termination Payments. In order to receive any Post- Termination Payments under Section 5.4(b) or 5.4(c), Employee must execute and not revoke, within thirty (30) days following the Termination Date, a general release and waiver in the form attached hereto as Schedule B. Post-Termination Payments required to be made prior to the thirtieth (30th) day following the Termination Date shall be paid within thirty (30) days of termination or expiration, as applicable. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Should Employer learn that Employee has violated any of the terms of Section 6 or 7 of this Agreement during the period in which Employee is receiving Post-Termination Payments pursuant to Sections 5.4(b) or 5.4(c), then Employer may immediately cease such payments and Employee must, on demand, repay to Employer the amount of the Post-Termination Payments for each month in which Employee breached any of the terms of Section 6 or 7.

5.5

Death and Disability. Employee’s employment shall terminate automatically in the event of Employee’s death or Disability during the Term. If Employee’s employment is terminated on account of death or Disability, Employee or, as applicable, Employee’s estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to Employee or Employee’s estate, legal representatives or designee by Employer hereunder, the Accrued Obligations, all of which (except for the Bonus) will be paid in a lump sum at the time required by law, but no later than thirty (30) days after the Termination Date.

5.6	Other Termination Obligations.

(a)Employee hereby acknowledges and agrees that all Personal Property furnished to Employee in the course of, or incident to, Employee’s employment by Employer belongs to Employer and shall be promptly returned to Employer upon termination of employment. “Personal Property” includes, without limitation, all automobiles, computers, equipment, credit cards, books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of Employer or any subsidiary or Affiliate thereof. Following termination, Employee will not retain any written or other tangible material containing any proprietary information, Confidential Business Information or Trade Secrets (as defined below) of Employer or any subsidiary or Affiliate thereof. Without limiting the prohibitions contained in this Agreement on the use or disclosure of Confidential Business Information or Trade Secrets, Employer acknowledges that Employee may retain mental impressions of the Confidential Business Information or Trade Secrets and may be working on other oil and gas operations, projects or activities following the Noncompetition Period. Consequently, notwithstanding anything in this Agreement to the contrary but subject  to Section 7, Employer agrees that Employee shall not be precluded from working on such other operations, projects or activities solely because of his retained mental impressions of the Confidential Business Information or Trade Secrets.

(b)Unless otherwise agreed to in writing by Employer and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute, to the extent applicable (i) an automatic resignation of Employee as an officer of Employer and each Affiliate of Employer and (ii) an automatic resignation of Employee from the

Board, from the board of directors or managers of any Affiliate of Employer and from the board of directors or managers or similar governing body of any corporation, limited liability entity or other entity in which Employer or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Employer’s or such Affiliate’s designee or other representative.

(c)In the event of a conflict between the terms of this Agreement and the terms of any of the other Transaction Documents, this Agreement shall control and govern; provided, however, Employee’s rights with respect to his equity interests in Employer and Management LLC shall be controlled and governed solely by the terms and conditions of the Transaction Documents.

6.	Confidential Business Information and Trade Secrets.

6.1	Definitions. For purposes of this Agreement:

(a)The term “Confidential Business Information” shall mean any and all confidential and proprietary information of Employer and Employer’s business, including, without limitation, product designs, specifications, service designs, development processes, business plans, prospects and projections, marketing plans, business records, financial data, customer information and customer lists, dealer lists, seismic and other geoscience data, pricing, financial information, sales information, purchasing and cost information, pricing information, supplier lists, computer programs, systems, formats, designs, specifications, processes, discoveries, any employee of Employer’s work product or other information of similar character.

(b)The term “Trade Secret” shall mean any formula, pattern, device or compilation of information which is used in Employer’s business and presents an opportunity to obtain an advantage over competitors who do not know or use it, including, without limitation, any and all formulas, intellectual property (including, without limitation, inventions, original works of authorship and discoveries, whether or not patentable or registrable under copyright or similar laws), compilations, programs, devices, methods, techniques, processes or other such similar information.

(c)For purposes of this Agreement, Confidential Business Information and Trade Secrets shall not include, and Employee’s obligations under this Agreement shall not extend to: (i) information which is generally known and available to the public through no violation by Employee of any of his obligations in this Agreement; (ii) information obtained by Employee from third persons (other than employees, customers or suppliers of Employer), not in violation of any confidentiality obligation of such third party; (iii) information which is required to be disclosed by law or legal process; and (iv) information known by Employee prior to his employment with Employer.

(d)The terms “Affiliate” and “Member” shall have the meanings assigned to such terms in the Employer LLC Agreement.

6.2	Representations and Warranties of the Employee. Employee represents, warrants and covenants to Employer as follows:

(a)Employee is not bound by any restrictive covenants, covenants not to compete, non-solicitation agreements or confidentiality agreements and has no other agreements, relationships, or commitments, with any other person or entity that conflict with Employee’s obligations to Employer under this Agreement.

(b)Employee has not and will not disclose to Employer, or use, or induce Employer to use, any proprietary information or trade secrets of others, including but not limited to confidential and proprietary information of any previous employer. Employee acknowledges that he has been instructed by Employer not to use, or disclose to anyone employed by or consulting for Employer, any confidential, proprietary, or trade secret information of any third party. Employee acknowledges that during his employment with Employer, he will not engage  in any conduct that violates any lawful obligations he owes to any previous employer or any third party, and Employee represents and warranties that his work for Employer will not cause him to violate any lawful obligations he owes to any previous employer or other party.

(c)To Employee’s knowledge, Employee has returned or destroyed all proprietary, confidential, and trade secret information belonging to all prior employers. Employee acknowledges that Employee did not knowingly or intentionally take any confidential, proprietary, or trade secret information of any previous employer for the purpose of disclosing it to Employer or using it while employed by Employer.

(d)Employee has complied and will comply in all material respects with the employee policies and codes of conduct of any previous employer during the time Employee was or is subject to it.

(e)Employee agrees to indemnify and hold harmless Employer and its officers, Board, equity owners, Members and the Affiliates of such parties (other than Employee) from and against any loss, cost, damage, liability or expense, including reasonable fees and expenses of counsel and costs of defense, relating to or resulting from Employee’s breach of the representations, warranties and covenants contained in this Section 6.2.

(f)Employee acknowledges that a material violation of any of the agreements, representations, or warranties in this Section 6.2 will constitute “Cause,” as that term is defined in Section 5.1(a) above. Employee acknowledges that if, during the course of his employment with Employer, he uses or discloses a third party’s confidential, proprietary, and/or trade secret information, or engages in conduct that violates any of his lawful obligations to a third party, he will be  subject  to  termination  for  “Cause,”  as  that  term  is  defined  in Section 5.1(a).

6.3

Property of Employer. Employer will provide, and Employee acknowledges that in connection with the performance of Employee’s duties during the Term he will have access to, certain Confidential Business Information and Trade Secrets which is either information not known by actual or potential competitors of Employer or is proprietary information of Employer. Employee also acknowledges that in connection with the performance of his duties, he will have the opportunity to develop goodwill and establish rapport with Employer’s customers.  Employee agrees that any and all Confidential Business Information or Trade Secrets learned, obtained or developed by Employee during the course of Employee’s employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the exclusive property of Employer. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of his employment and during the Term and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

6.4

Non-Disclosure. Employee covenants and agrees that at all times during his employment and following termination of his employment, Employee will hold in the strictest confidence and will not disclose, use, publicize, lecture upon or publish any Confidential Business Information or Trade Secrets, and will not use any Confidential Business Information or Trade Secrets for Employee’s own benefit, or disclose any Confidential Business Information or Trade Secrets to, or use any Confidential Business Information or Trade Secrets for the benefit of, anyone outside of Employer or its Affiliates; except to the extent that it is necessary in connection with Employee’s duties on behalf of Employer. Employee acknowledges that Employee is obligated under this Agreement to use Employee’s best efforts to ensure that no Confidential Business Information or Trade Secrets are disclosed. At any time following a realized investment by Employer, so long as Employee is no longer employed by Employer and not otherwise in violation of Section 7 hereof, the Parties acknowledge that Employee is entitled to disclose, subject to applicable securities laws and any confidentiality obligations of Employer to third parties, the investment track record arising out of such realized investment, together with any investment performance data reasonably and customarily disclosed in connection therewith (the “Investment Track Record”).

6.5

Effect of Termination. Upon termination of Employee’s employment, or upon an earlier request of Employer, Employee shall immediately deliver to Employer all memoranda, data listings, computer programs, manuals, letters, electronic mail, notes, notebooks, specifications, reports, documents, records, devices, models or other materials, and all physical and electronic copies or reproductions thereof, that contain Confidential Business Information or Trade Secrets, which Employee may then possess or have under Employee’s control.

6.6

Employee’s Assistance. Upon termination of Employee’s employment under this Agreement, during the Noncompetition Period, Employee agrees to assist Employer in the reasonable transition of Employee’s duties and business relationships with reasonable compensation to Employee for such assistance, but in no event more than the Base Salary.

7.Restrictive Covenants. In exchange for the provision of Confidential Business Information and Trade Secrets, Employee’s opportunity to develop goodwill and establish rapport with Employer’s customers, and as covenants ancillary to the provision of the above and in furtherance of Employee’s commitment to protect such Confidential Business Information and Trade Secrets, the Parties hereto agree to the following provisions:

7.1

During Employee’s employment with Employer, in the event that Employee, in his individual capacity, shall be presented with, or made aware of, any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business (as defined in Section 7.3 below) (“New Business Opportunity”), Employee shall add such New Business Opportunity to the Project Tracking List. The “Project Tracking List” means the list of potential projects and investments identified by the Employee, the Board, or other officers and employees of Employer as prospects of Employer, which list shall be prepared by the Management Principals (as defined in the Employer LLC Agreement) on a monthly basis and submitted to the Board for review. Whether or not the Employer or a subsidiary of the Employer elects to take advantage of such New Business Opportunity, Employee shall not present such New Business Opportunity to any person other than Employer, the Board or Covey Park Investment Holdings LLC, a Delaware limited liability company (“Holdings”). If Employee is terminated from his employment with Employer for any reason and Employee, in his individual capacity, shall be presented with, or made aware of, a New Business Opportunity in the Area of Interest (as defined at the time of Employee’s termination) following termination, during the Noncompetition Period, Employee shall promptly notify and present the terms and conditions of such New Business Opportunity in the Area of Interest to the Employer and the Board; whether or not the Employer or a subsidiary of the Employer elects to take advantage of such New Business Opportunity, Employee shall not present such New Business Opportunity to any person other than Employer, the Board or Holdings.

7.2

During Employee’s employment with Employer, Employee shall be engaged exclusively (except as otherwise set forth in Schedule C of this Agreement) in providing services on behalf of the Employer and its Affiliates. During the Noncompetition Period, except to the extent that Employee is performing services on behalf of the Employer or its Affiliates, or as otherwise set forth in Schedule C, Employee shall not (A) invest or otherwise take advantage of, directly or indirectly, any New Business Opportunity in the Area of Interest, (B) engage, directly or indirectly, in any other activity or take any other employment in either case relating to, or competing with, the Business conducted by the Employer in the Area of Interest, or perform services for third parties in the Area of Interest that are competitive with the Business (“Competitive Services”), (C) directly or indirectly induce or solicit employees, salesmen, agents, consultants, distributors, representatives or advisors to terminate or reduce their relations with Employer; (D) directly or indirectly induce or solicit those customers or suppliers of the Employer to which Employee provided products or services or with whom Employee communicated on behalf of Employer, or about whom Employee had access to Confidential Business Information or Trade Secrets during the twelve (12) month period prior to such termination to terminate or reduce their business relations with Employer, or (E) directly or indirectly, own, operate, advise, manage, carry on, establish, acquire control of, invest in or have an interest (in the capacity of a shareholder, partner, principal, consultant, or any other relationship or capacity) in or otherwise be engaged or affiliated with, any business that engages or participates in the Business in the Area of Interest or that performs Competitive Services. Employee shall be deemed to be engaged in the Business or performing Competitive Services if he shall engage in such business or perform such services directly or indirectly, whether for his own account or for that of another person or entity, except as an officer, employee or consultant of Employer or any of its Affiliates or subsidiaries. In addition, Employee shall not, directly or indirectly, rent, lease, sell, license, contribute or otherwise transfer or make available (collectively, a “Disposition”) (1) trademarks, service marks, trade dress, logos, trade names and corporate names which are owned by the Employer or to which the Employer has rights or

(2) books, records, invoices, documents, ledgers, financial data, files, customer data, seismic and other geoscience data, reports, product and design manuals, plans, drawings, tax returns, technical manuals, management information systems (including related computer software), Trade Secrets or other Confidential Business Information of the Employer, in each case to any third party without the prior written consent of the Employer and unless, prior to such Disposition, the transferee enters into a confidentiality agreement in form and substance satisfactory to Employer and an agreement not to compete with the Employer on terms substantially similar to those set forth in this Section 7.

7.3	For the purposes of this Agreement, the term “Noncompetition Period” means the period beginning on the Effective Date and ending upon the first (1st) anniversary of the

Termination Date; provided, however, that in the event of a termination by Employer without Cause, an Employer Non-Renewal, or a termination by Employee for Good Reason pursuant to Section 5.4, the Noncompetition Period shall end fifteen (15) days following the date on which Employee receives the last Post-Termination Payment. The term “Area of Interest” means the States of Arkansas, Texas, Louisiana, Oklahoma and New Mexico, and shall also mean any other State in which Employer is pursuing or has pursued a New Business Opportunity, provided, however that such other State shall not be included in the definition of Area of Interest if the Employer has ceased its review, consideration and pursuit of the New Business Opportunity in such State more than two years prior to the Termination Date. The term “Business” means the  oil and gas exploration and production business.

7.4

Notwithstanding anything to the contrary contained in this Agreement, the prohibitions of this Section 7 shall not be deemed to prevent Employee from acquiring and/or holding a passive equity interest in any entity engaged in the Business provided the equity acquired and/or held is publicly traded and is not more than one percent (1%) of the economic interest of such business or from participating in any of the activities set forth in the attached Schedule C.

7.5	It is the desire and intent of the Parties that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable laws, whether now or hereafter in effect.

8.Remedies. The Parties hereby acknowledge that there are legitimate protectable business interests at stake (such as protection of the goodwill, customers, employees and Trade Secrets and other Confidential Business Information of Employer) and that the covenants contained in Sections 6 and 7 are necessary to protect Employer’s legitimate business interests, and that breach of the covenants contained in Sections 6 and 7 would cause irreparable harm and injury to Employer, which cannot adequately be remedied through damages at law. Accordingly, the Parties agree that Employer’s remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach by Employee of Section 6 or 7 hereof, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Nothing contained in this Section 8 shall prohibit Employer from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled. The termination of Employee’s  employment with Employer or this Agreement for any reason shall not be deemed a waiver by the terminating party of any breach of this Agreement by the non-terminating party or of any other obligation owed to the terminating party, and notwithstanding such a termination, the non-terminating party shall be liable for all damages attributable to such a breach. If Employee is found to have materially breached any promise made in Section 7 of this Agreement, the period of Employee’s obligations specified in Section 7 of this Agreement will be extended by one (1) month for every month in which there was a breach so that the Employer is provided the benefit of the full period.

9.Reasonableness of Restrictions and Reformation. Employer and Employee acknowledge the reasonableness of the agreements set forth in Sections 6 and 7, including the reasonableness of the geographic area, duration of time and scope of activity restrained that are specified in Section 7. Employee further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the Area of Interest during the Noncompetition Period, but acknowledges that he is receiving sufficient consideration and other benefits to justify such restriction. Each of the restrictions contained in Section 7 of this Agreement are considered by Employee to be reasonable and necessary in order to protect and maintain the Confidential Business Information, Trade Secrets, property, relationships and other legitimate business interests of Employer, its Affiliates and subsidiaries. In the event any provision of Section 7 is found by a court of competent jurisdiction or arbitrator to be unreasonable or unnecessary to protect these interests, or invalid for any other reason, the court or arbitrator before whom the matter is pending shall reform the restriction to the broadest extent possible to render the provision enforceable.

10.Non-Disparagement. During the Term or any time thereafter, Employee shall not make any untrue, misleading, or defamatory statements concerning Employer or its Affiliates, subsidiaries, agents, employees or representatives (collectively, the “Employer Parties”). Employer shall make commercially reasonable efforts to ensure that its managers, directors and officers do not, during the Term or any time thereafter, make any untrue, misleading, or defamatory statements concerning Employee. Employee will not, and Employer shall make commercially reasonable efforts to ensure that its managers, directors and officers do not, directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Employer Parties or Employee, respectively, or otherwise take any action which might reasonably be expected to cause damage or harm to the Employer Parties or Employee, respectively. However, nothing in this Agreement prohibits Employer or Employee from enforcing their respective rights under this Agreement or any other agreement, testifying truthfully as a witness, or complying with other legal obligations, such as communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.

11.	Miscellaneous.

11.1

Dispute Resolution and Waiver of Jury Trial. ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATIONS, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT, THE OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DISPUTE AS TO THE EXISTENCE, VALIDITY, CONSTRUCTION, INTERPRETATION, NEGOTIATION, PERFORMANCE, NON-PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT, OR EMPLOYEE’S EMPLOYMENT RELATIONSHIP WITH EMPLOYER OR THE TERMINATION THEREOF (IN EACH CASE, A “DISPUTE”), WITH THE EXCEPTION OF EMPLOYER SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OR THREATENED BREACH BY  EMPLOYEE  OF SECTION 6 OR 7 OF THIS AGREEMENT, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS SECTION 11.1. THE PARTIES SHALL ATTEMPT IN GOOD FAITH TO SETTLE ANY DISPUTE BY MUTUAL DISCUSSIONS WITHIN THIRTY (30) DAYS AFTER THE DATE THAT ONE PARTY GIVES NOTICE TO THE OTHER PARTIES OF SUCH A DISPUTE. IF

THE DISPUTE IS NOT RESOLVED WITHIN SUCH THIRTY (30) DAY PERIOD, ANY PARTY MAY REFER THE DISPUTE TO THE SENIOR MANAGEMENT OF THE PARTIES FOR FURTHER CONSIDERATION. IF THE SENIOR MANAGERS OF THE PARTIES CANNOT RESOLVE THE DISPUTE WITHIN FIFTEEN (15) DAYS, OR SUCH LONGER PERIOD THAT MAY BE SUBSEQUENTLY AGREED TO BY THE PARTIES TO THE DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) UNDER ITS COMMERCIAL ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HELD IN HOUSTON,  TEXAS AND PRESIDED OVER BY THREE ARBITRATORS. IF THE DISPUTE IS NOT SETTLED WITHIN THE ABOVE OPERATIVE TIME PERIOD, THE PARTY PROVIDING THE AFORESAID NOTICE OR THE PARTIES RECEIVING SUCH NOTICE MAY INITIATE THE ARBITRATION WITH THE AAA. THE PARTY WHO INITIATES THE ARBITRATION WITH THE AAA SHALL ALSO PROVIDE NOTICE TO THE AAA AND THE OPPOSING PARTY AT THE TIME OF THE INITIATION OF THE ARBITRATION OF THE NAME OF THE PARTY SELECTED ARBITRATOR. THE OPPOSING PARTY  SHALL FILE THEIR ANSWERING STATEMENT WITH THE AAA WITHIN FORTY-FIVE

(45) DAYS OF THEIR RECEIPT OF THE NOTICE OF FILING FROM THE AAA. THE NAME OF THEIR PARTY APPOINTED ARBITRATOR SHALL BE INCLUDED IN SUCH ANSWERING STATEMENT. THE TWO PARTY APPOINTED ARBITRATORS SHALL SELECT A THIRD ARBITRATOR, WHO SHALL SERVE AS THE CHAIRPERSON. THE ARBITRATION AWARD SHALL IDENTIFY WHETHER THERE IS A PREVAILING PARTY IN THE ARBITRATION AND INCLUDE AN AWARD IN FAVOR OF SUCH PREVAILING PARTY AND AGAINST EACH LOSING PARTY, JOINTLY AND SEVERALLY, FOR COSTS AND EXPENSES, INCLUDING THE ACTUAL LITIGATION FEES AND COSTS (INCLUDING ATTORNEY FEES) THE PREVAILING PARTY INCURRED, EXCLUDING ANY CONTINGENT OR DEFERRED FEES AND COSTS. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 11.1.

11.2	Waiver. The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

11.3

Entire Agreement. Except as otherwise provided in this Agreement, this Agreement, all Schedules hereto and all agreements referenced herein, which are incorporated herein by reference, represent the entire understanding among the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Employer as well as previously executed employment agreements.

11.4

Modification. No modification or amendment to this Agreement, or  any  provision hereof shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby.

11.5

Survivability of Terms. The terms and provisions of Employer’s and Employee’s obligations or agreements under Sections 5, 6, 7, 8, 9, 10 and 11 herein shall survive any termination of Employee’s employment hereunder and will be construed as agreements independent of any other provisions of this Agreement.

11.6

Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, facsimile, e-mail transmission or first class mail, postage prepaid, certified or registered with return receipt requested, and will be deemed to have been duly given upon confirmed receipt if personally delivered, three (3) days after deposit if mailed, and when sent if sent by e-mail transmission, to the respective persons named below:

If to Employer:Covey Park Energy LLC

8401 North Central Expressway, Suite 410

Dallas, TX 75225

With a copy to:Covey Park Investment Holdings LLC

c/o Denham Capital Management LP 600 Travis Street, Suite 2310

Houston, TX 77002 Attention: Tony Fiore Facsimile: (617) 531-7193

If to Employee:David Terry

6243 Llano Avenue

Dallas, TX 75214

Any Party may change such Party’s address for notices by notice duly given pursuant to this Section.

11.7	Governing Law and Venue.

(a)This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed exclusively by and in accordance with the laws of the State of Texas without regard to the conflict of law principles thereof. Exclusive venue of any dispute relating to this Agreement or Employee’s employment with or separation from employment with Employer shall be, and is convenient in, Dallas County, Texas. The Parties agree to waive any challenge to the application of Texas law or of Dallas County, Texas venue to any dispute or claim arising from or related to this Agreement.

(b)The Parties agree that irreparable damage would occur and that the Parties will not, and could not reasonably be expected to, have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with  their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, such remedy being in addition to any other remedy to which the Parties are entitled at law or in equity.

11.8

Withholding. Subject to Section 11.16 hereof, Employer shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which Employer is required to withhold. Employer shall  be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

11.9

Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, time period, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

11.10

No Mitigation. Employee shall not be obligated to mitigate the amount of Post- Termination Payments or any other payments or benefits payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to Employee hereunder be reduced by compensation earned by Employee by any subsequent employer.

11.11	Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s Separation from Service with Employer, Employee is a “specified employee,” as determined by Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s Separation from Service with Employer (or the earliest date permitted  under  Section 409A of the Code), whereupon Employer will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(b)This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or

(ii)the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not  cause  the  imposition  of  Section 409A Penalties. In no event shall Employer be required to provide a tax gross-up payment to Employee with respect to any Section 409A Penalties.

(c)Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

(d)Additionally, in the event that following the date hereof Employer or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, Employer and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

11.12	Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

11.13

Assignment. This Agreement is a personal employment contract and the rights and interest of Employee under this Agreement may not be sold, transferred, assigned, pledged, or hypothecated, directly or indirectly, or by operation of law or otherwise, except that Employer may assign this Agreement to a subsidiary of Employer or a buyer of all or substantially all of its assets.

11.14	Successors. This Agreement will inure to the benefit of and be binding upon Employer and its successors and assigns and upon Employee and Employee’s legal representatives.

11.15	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

11.16

Self-Employment Tax. Employee’s employment with Employer is deemed “self- employment,” and Employer shall pay to Employee an amount such that Employee retains, on a net after-tax basis, the Base Salary and Bonus Employee would have received if Employee was considered an employee for federal, state and local tax purposes (the “Equalization Payment”). With respect to that portion of the Equalization Payment corresponding solely to Base Salary, the Equalization Payment shall be payable in equal installments in accordance with the Employer’s normal payroll practices.

[Signature Page Follows]

IN WITNESS WHEREOF , the Parties have executed this Agreement as of the date first above written.

EMPLOYER

/s/ Alan Levande
Co-CEO

EMPLOYEE

/s/ David Terry
David Terry

Signature Page to Employment Agreement